UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 11, 2022

Taylor Morrison Home Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35873	83-2026677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ, 85251

(Address of principal executive offices) (Zip Code)

(480) 840-8100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.00001 per share	TMHC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 11, 2022 (the “Closing Date”), Taylor Morrison Communities, Inc., a Delaware corporation (the “Borrower”), an indirect subsidiary of Taylor Morrison Home Corporation, a Delaware corporation (“Taylor Morrison” or the “Company”), entered into the Amended and Restated Credit Agreement (the “Credit Agreement”) in respect of a revolving loan facility with a commitment in an aggregate principal amount of $800,000,000, among the Borrower, Taylor Morrison Home III Corporation, a Delaware corporation (“Holdings”), Taylor Morrison Holdings, Inc., a Delaware corporation (“TMH”), Taylor Morrison Finance, Inc., a Delaware corporation (“U.S. FinCo”), each lender from time to time party thereto (the “Lenders”) and Citibank, N.A. (“Citibank”), as administrative agent for the Lenders. The Credit Agreement matures on March 11, 2027. The Credit Agreement amends and restates the existing credit agreement, dated as of February 6, 2020, by and among the Borrower, Holdings, TMH, U.S. FinCo, the lenders party thereto and Citibank, as administrative agent.

Interest and Fees

Amounts outstanding under the Credit Agreement bear interest, at the Borrower’s option, at (a) a base rate plus a margin ranging from 0.250% to 0.625% per annum based on the Borrower’s capitalization ratio; or (b) SOFR (subject to a SOFR floor of 0.00%) plus a 0.10% adjustment plus a margin ranging from 1.250% to 1.625% per annum based on the Borrower’s capitalization ratio.

In addition, we must pay (a) commitment fees on the unused commitments under the Credit Agreement ranging from 0.15% to 0.30% per annum based on the Borrower’s capitalization ratio and (b) customary agency fees under the Credit Agreement.

Amortization and Prepayments

The Credit Agreement does not require any amortization.

In addition, in the event that our capitalization ratio is below 0.55 to 1.00, we are required to prepay the outstanding loans under the Credit Agreement such that the outstanding loans do not exceed a borrowing base.

We may voluntarily repay outstanding loans under the Credit Agreement at any time, without prepayment premium or penalty, subject to customary “breakage” costs with respect to SOFR loans.

Collateral and guarantors

All obligations under the Credit Agreement will be unconditionally guaranteed by Holdings, TMH, U.S. FinCo, any subsidiary of Holdings that acquires capital stock of U.S. FinCo or the Borrower, any direct or indirect parent of Holdings that guarantees obligations in respect of indebtedness in excess of $35,000,000 in the aggregate and each of the Borrower’s and U.S. FinCo’s existing and future direct and indirect wholly owned domestic restricted subsidiaries, subject to certain exceptions.

The obligations under the Credit Agreement are unsecured.

Restrictive covenants and other matters

We must comply on a quarterly basis with:

•	a maximum capitalization ratio of 0.60 to 1.00; and

•	a minimum consolidated tangible net worth of $2,284,383,544 plus certain additional amounts.

The Credit Agreement contains certain customary affirmative covenants. The negative covenants in the Credit Agreement include, among other things, limitations on our ability to do the following, subject to certain exceptions:

•	create liens;

•	make certain loans or investments (including acquisitions);

•	pay dividends on or make distributions in respect of our capital stock or make other restricted junior payments;

•	consolidate, merge, divide, sell or otherwise dispose of all or substantially all of our assets;

•	sell or otherwise dispose of assets, including equity interests in our subsidiaries;

•	enter into certain transactions with our affiliates; and

•	change our fiscal year.

The Credit Agreement contains certain customary events of default, including relating to a change of control. If an event of default occurs and is continuing, the lenders under the Credit Agreement will be entitled to take various actions, including terminating the commitments under the Credit Agreement and the acceleration of amounts due under the Credit Agreement.

On the Closing Date, no amounts are outstanding under the Credit Agreement.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above, under Item 1.01, is incorporated herein by reference.

Item 9.01 (d) Financial Statements and Exhibits.

Exhibits

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated as of March 11, 2022, among the Borrower, Taylor Morrison Home III Corporation, Taylor Morrison Holdings, Inc., Taylor Morrison Finance, Inc., each lender from time to time party thereto and Citibank, N.A., as administrative agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2022

Taylor Morrison Home Corporation

By:	/s/ Darrell C. Sherman
	Name:	Darrell C. Sherman
	Title:	Executive Vice President, Chief Legal Officer and Secretary